UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2024

Cloudflare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39039	27-0805829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
101 Townsend Street
San Francisco, CA		94107
(Address of principal executive offices)		(Zip code)
(888) 993-5273
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	NET	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 17, 2024, the board of directors (the “Board”) of Cloudflare, Inc. (the “Company”) adopted and approved the 2024 Key Executive Change in Control and Severance Policy (the “Policy”) under which certain U.S. employees who are part of a select group of management or highly compensated employees may be designated as eligible to participate in the Policy and become eligible to receive certain severance payments and benefits in connection with certain qualifying terminations, which payments and benefits applicable to the participant are set forth in a participation agreement provided by the Company. The Company’s named executive officers have been designated by the Board as eligible to participate in the Policy at the benefit levels described below, which are substantially the same payments and benefits, and on substantially the same terms and conditions, as our named executive officers are eligible to receive under the Company’s current Change in Control and Severance Policy (the “Expiring Policy”). The Policy will become effective on September 13, 2024 (the “Policy Effective Date”), which is the day after the Expiring Policy expires by its terms.
Under the Policy and the participation agreement applicable to each named executive officer, if a named executive officer’s employment is terminated outside of the period beginning three months prior to and ending 12 months after a “change in control” (as defined in the Policy, and such period, the change in control period) other than for “cause” (as generally defined within the named executive officer’s participation agreement), and other than due to death or disability, the named executive officer will receive:
•a lump sum payment equal to six months of base salary; and
•a lump sum payment equal to 12 months of COBRA continuation coverage premiums.
The Policy and the participation agreement applicable to each named executive officer also provide that if a named executive officer’s employment is terminated during the change in control period described above either by us, other than for cause and other than due to death or disability, or by the named executive officer due to a “constructive termination” (as generally defined within the executive officer’s participation agreement), the named executive officer will receive:
•a lump sum payment equal to 12 months of base salary;
•a lump sum equal to the named executive officer’s prorated target annual bonus for the year of termination;
•100% acceleration of unvested time-based equity awards; and
•a lump sum payment equal to 12 months of COBRA continuation coverage premiums.
The Policy provides that if we discover after a named executive officer’s receipt of payments or benefits under the Policy that grounds for the termination of the named executive officer’s employment for cause existed, then the named executive officer will not receive any further payments or benefits under the Policy and, to the extent permitted under applicable laws, will be required to repay to us any payments or benefits he or she received under the Policy (and any financial gain derived from such payments or benefits). In addition, a named executive officer’s payments and benefits under the Policy are subject to our clawback policy as in effect at the time the named executive officer is provided a participation agreement (or amendment or restatement of a participation agreement) under the Policy and any other clawback policy we are required to adopt to comply with applicable laws.
In addition, the Policy provides that if any payments or benefits received by a participant under the Policy or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount results in a greater amount received by the participant on an after-tax basis. The Policy does not require us to provide any tax gross-ups.
To receive the severance described above under the Policy, the named executive officer must sign and not revoke a separation agreement and release of claims provided by us within the timeframe that is set forth in the Policy.
Subject to earlier termination in accordance with the terms and conditions of the Policy, the Policy will automatically terminate five years from the Policy Effective Date.
The foregoing description of the Policy is qualified in its entirety by reference to the form of the Policy, which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	2024 Key Executive Change in Control and Severance Policy
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cloudflare, Inc.

Dated: July 22, 2024	By:	/s/ Douglas Kramer
Douglas Kramer
Chief Legal Officer and Secretary